                                                                       EXHIBIT 5

                          New Technology Holdings Inc.
                               550 Madison Avenue
                            New York, New York 10022



August  22, 2000

eUniverse, Inc.
101 North Plains Industrial Road
Wallingford, Connecticut 06492

Attn: Brad Greenspan

Gentlemen:

This letter ("Letter of Intent") will confirm the intentions of New Technology Holdings Inc., a subsidiary of Sony Music Entertainment Inc. ("NTH"), and eUniverse, Inc. ("EUNI"), with respect to, among other things, a secured loan from NTH to EUNI in the amount of $3,155,670, and the completion of such other agreements as are set forth in this Letter of Intent (the "Transactions"). It is understood that the terms of this Letter of Intent set forth the binding obligations of NTH and EUNI with respect to the matters described herein; provided, however, that in the event the Transactions are not consummated on or before August 28, 2000, any obligations under this Letter of Intent will terminate, unless otherwise agreed by the parties. Notwithstanding any other provision of this Letter of Intent, EUNI acknowledges that NTH shall have no obligations to consummate the Transactions or any element thereof if, in completing its financial, legal, technical and corporate "due diligence" investigations of EUNI and its operations, it shall not have received reports satisfactory to NTH from accountants, legal advisors, technical advisors and corporate staff of NTH with respect thereto.

1.  Closing  The closing of the Transactions (the "Closing") will take place at
    -------
such date (the "Closing Date") and in such place as the parties mutually determine (except that the Closing Date will not be more than thirty (30) days after the date hereof without NTH's approval).

2.  Loan
    ----

(a) Upon the terms and subject to the conditions of this Letter of Intent and the definitive agreements relating thereto, NTH agrees to make loans to EUNI in the aggregate amount of $3,155,670 (the "Loans"), of which $2,155,670 will be payable to EUNI on the Closing Date and of which $1,000,000 will be payable to EUNI on October 1, 2000 (the "Second Funding Date"). The Loans and EUNI's obligation to repay the Loans with interest shall be evidenced by a secured promissory note (the "Note").

(b) Unless an Event of Default (as defined below) is continuing, the Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the rate
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reported in the Wall Street Journal as the prime rate for major banks ("Prime")
plus 2%. During an Event of Default, each Loan and, to the maximum extent permitted by applicable law, each other amount due and payable under the Note shall bear interest at a rate per annum equal to Prime plus 4% (the "Default Rate").

(c) The Note shall be entitled to the benefit of a security agreement between NTH and EUNI (the "Security Agreement"), pursuant to which NTH shall be granted a first priority security interest in substantially all of the assets (including intangible assets and intellectual property rights) of EUNI. The Note shall be subject to the terms and conditions of the Security Agreement.

(d) The outstanding principal amount and interest accrued on the Note shall be payable on demand; provided, however, that unless there has been an Event of Default, NTH agrees not to make such a demand prior to the six-month anniversary of the Closing Date; provided, further, that NTH provides EUNI with ten days' prior written notice of such demand.

(e) Pursuant to the terms to be set forth in the amended and restated Subscriber Acquisition Agreement between NTH and EUNI (the "New Subscriber Acquisition Agreement"), which is more fully described below, NTH will agree to pay to EUNI $1.00 per subscriber name EUNI delivers to NTH for its Infobeat and Emazing services in accordance with the New Subscriber Acquisition Agreement. In that connection, during the term of the Note, NTH will have the right, but not the obligation, to deduct from all amounts owed to EUNI under the New Subscriber Acquisition Agreement the amount of $0.35 per subscriber delivered to NTH, and apply such $0.35 per subscriber to the outstanding principal amount or interest under the Note. NTH will also have the right to deduct from all amounts owed to EUNI under the New Subscriber Acquisition Agreement an additional $0.20 per subscriber delivered to NTH as consideration for marketing and consulting services provided to EUNI (as more fully described below).

(f) The following events shall each be an "Event of Default" under the Note: (i) bankruptcy or insolvency of EUNI; (ii) EUNI's failure to pay the outstanding principal amount and accrued interest thereon due under the Note on the date the same becomes due and payable, or its failure to pay such other amounts due under the Note after the same becomes due and payable; (iii) breach of any covenant or agreement contained in the Note or any other definitive agreement; (iv) a default of the obligations of EUNI with respect to any other indebtedness or other contractual obligation of EUNI which has or may have a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of EUNI, taken as a whole and (v) any event of default under the Security Agreement. Effective upon an Event of Default, the interest rate on the Note will increase by the Default Rate. Notwithstanding the foregoing, NTH may, at its option, in the case of subsection (ii) above and for so long as an Event of Default is continuing, accept the delivery by EUNI of additional subscriber names at no charge to NTH whatsoever toward repayment of the outstanding principal amount and accrued interest thereon. In such event, NTH will deduct $0.35 per subscriber name delivered to NTH from the outstanding principal amount or accrued interest thereon.

                                       2
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NTH, in its sole discretion, may determine to discontinue the foregoing arrangement on the date that is five days after delivery to EUNI of a written notice to that effect.

(g) EUNI agrees that the net cash proceeds loaned to it pursuant to the Note are to be used for working capital purposes, except that a portion of the net cash proceeds, simultaneously with the consummation of the Transactions, shall be applied to the repayment of all amounts then outstanding with respect to notes issued by EUNI in favor of third parties which notes are required to be repaid in the event of a financing.

3.  Warrants to Purchase Common Stock
    ---------------------------------

A.  Warrant to Purchase 400,000 shares of Common Stock

(a) NTH shall be entitled to subscribe for and purchase 400,000 shares of common stock, par value $.001 per share (the "Common Stock"), of EUNI, upon the terms and subject to the conditions of a warrant in favor of NTH by EUNI, dated the Closing Date (the "A Warrant"). Of the A Warrant, 200,000 shares shall be purchasable at an exercise price of $5.00 per share and an additional 200,000 shares shall be purchasable at an exercise price of $6.00 per share. All of such shares of Common Stock shall be purchasable by NTH at any time or from time to time after the Closing Date and up to and including 5:00 p.m. (local time) on the fourth anniversary of the Closing Date.

(b) The A Warrant will provide (i) "full ratchet" anti-dilution protection for the exercise price and the number of shares of Common Stock underlying the A Warrant in connection with mergers, reorganizations, consolidations, stock splits, stock dividends, combinations, recapitalizations, reclassifications, certain distributions of cash, securities or property, and sales of stock for a price below the exercise price of the A Warrant or other similar events (each a "Dilution Event") that occur at any time prior to the six month anniversary of the Closing Date, and (ii) "weighted average" anti-dilution protection in connection with any Dilution Event that occurs after the six month anniversary of the Closing Date.

B.  Warrant to Purchase 701,260 shares of Common Stock

(a) NTH will be entitled to subscribe for and purchase 701,260 shares of Common Stock, upon the terms and subject to the conditions of a warrant in favor of NTH by EUNI, dated the Closing Date (the "B Warrant"). All of such shares of Common Stock underlying the B Warrant shall be purchasable by NTH at $4.50 per share at any time or from time to time after the Closing Date and up to and including 5:00 p.m. (local time) on the fourth anniversary of the Closing Date.

(b) The B Warrant will provide (i) "full ratchet" anti-dilution protection for the exercise price and the number of shares of Common Stock underlying the B Warrant in connection with a Dilution Event that occurs at any time prior to the six month anniversary of the Closing Date, and (ii) "weighted average" anti-dilution protection in

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connection with any Dilution Event that occurs after the six month anniversary of the Closing Date.

NTH and EUNI agree that NTH shall be granted registration rights with respect to the shares of Common Stock underlying the A Warrant and the B Warrant (the "Registrable Securities"). Upon notice from NTH, which notice NTH agrees will not be delivered prior to the six-month anniversary of the Closing Date, EUNI shall be required to file a registration statement under the Securities Act of 1933 (the "Act") covering the registration of the Registrable Securities having an aggregate offering price to the public of not less than $1,000,000. EUNI will not be required to effect more than four such registrations of Registrable Securities. In addition, EUNI shall be required to provide notice to NTH prior to the filing of any registration statement under the Act for purposes of a public offering of securities of EUNI so that NTH may include in any such registration statement all or any part of the Registrable Securities held by it on a basis which shall be no less than pari passu with any other holder of registration rights.

4.  Additional Rights to Purchase Common Stock
    ------------------------------------------

A.  Right to Purchase 650,000 shares of Common Stock

(a) Pursuant to the terms set forth in that certain Stock Option Agreement, dated as of January 26, 2000, as amended through the date hereof, between EUNI and Charles Beilman ("Beilman") (the "Option Agreement"), EUNI has the right to purchase from Beilman up to 2,325,000 shares (the "Beilman Shares") of Common Stock at an exercise price of (i) $1.675 per share if all or any portion of such shares are purchased by EUNI on or before September 1, 2000 and (ii) $1.85 per share if the balance or any portion of such shares are purchased by EUNI thereafter and prior to November 1, 2000. At any time prior to October 29, 2000, NTH may deliver a notice (the "Option Notice") to EUNI of its requirement that EUNI exercise its right to purchase up to 650,000 of the Beilman Shares under the Option Agreement. The Option Notice will set forth how many of such Beilman Shares (the "Purchase Shares") EUNI must purchase pursuant to the terms of the Option Agreement. Within two business days of delivery of the Option Notice, EUNI hereby agrees to purchase, in accordance with the terms of the Option Agreement, the Purchase Shares. In connection therewith, if EUNI so requests, NTH agrees to lend to EUNI an amount equal to the purchase price for the Purchase Shares (the "Option Loan"), which amount shall be used by EUNI for the sole purpose of purchasing the Purchase Shares from Beilman.

(b) The Option Loan and EUNI's obligation to repay the Option Loan with interest shall be evidenced by a secured promissory note (the "Option Note") in form and substance substantially similar to the Note described above.

(c) The outstanding principal amount and interest accrued on the Option Note shall be payable on demand; provided, however, that unless there has been an Event of Default, NTH agrees not to make such a demand prior to the six-month anniversary of the

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issuance of the Option Note. However, upon NTH's notice to EUNI that it intends to exercise the Option Warrant (described below), NTH may, in its sole discretion, pay the NTH Exercise Price (as defined below) (i) in cash or (ii) by forgiving the outstanding principal amount of the Option Loan in the event the Option Loan is outstanding on the date thereof. In the latter case, EUNI shall be obligated to pay to NTH interest accrued thereon through the date of such exercise.

(d) In consideration of the Option Loan, EUNI shall issue to NTH a warrant (the "Option Warrant") to purchase up to 650,000 shares of Common Stock at an exercise price of $1.675 (if the Option Warrant is exercised on or before September 1, 2000) or $1.85 per share (if the Option Warrant is exercised after September 1, 2000) (the "NTH Exercise Price"), which shall be exercisable by NTH at any time or from time to time after the issuance of the Option Warrant and up to and including 5:00 p.m. (local time) on the second anniversary of the issuance of the Option Warrant.

(e) The Option Warrant will provide customary price protection and standard weighted average anti-dilution protection for the shares of Common Stock underlying the Option Warrant and for the exercise price in connection with mergers, reorganizations, consolidations, stock splits, stock dividends, combinations, recapitalizations, reclassifications, certain distributions of cash, securities or property and sales of stock for a price below the exercise price of the Option Warrant or other similar events.

(f) NTH and EUNI agree that NTH shall be granted registration rights with respect to the shares of Common Stock underlying the Option Warrant, which rights shall be no less favorable than the registration rights that EUNI has granted or agreed to grant to VP LLC (as defined below), in substantially the form attached hereto as Schedule 1.

B.  Right to Purchase shares of Common Stock not Purchased by VP LLC

(a) Pursuant to the terms set forth in (i) that certain Option to Purchase Agreement between EUNI and VideoGame Partners, LLC ("VP LLC"), made as of June 30, 2000 and (ii) that certain Option to Purchase Agreement between EUNI and VP LLC, made as of July 26, 2000 (collectively, the "VP Agreements"), VP LLC has the right to purchase certain shares of Common Stock (the "VP Shares") at an exercise price of $1.675 per share on or before August 31, 2000. In connection therewith, NTH and EUNI agree that if any of the VP Shares are not purchased by VP LLC pursuant to the VP Agreements prior to August 31, 2000 (the "Balance Shares"), EUNI will, if NTH delivers a notice to EUNI (the "VP Notice"), exercise its right under the Option Agreement to purchase from Beilman 300,000 Beilman Shares, or, if there are less than 300,000 Balance Shares, such lesser number of Beilman Shares (the "VP Option Shares"), in accordance with the terms of the Option Agreement. If EUNI so requests, NTH agrees to lend to EUNI an amount equal to the purchase price for the VP Option Shares (the "VP Loan"), which amount shall be used by EUNI for the sole purpose of purchasing the VP Option Shares.

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(b)  The VP Loan and EUNI's obligation to repay the VP Loan with interest shall be evidenced by a secured promissory note (the "VP Note") in form and substance substantially similar to the Note described above.

(c) The outstanding principal amount and interest accrued on the VP Note shall be payable on demand; provided, however, that unless there has been an Event of Default, NTH agrees not to make such a demand prior to the six-month anniversary of the issuance of the VP Note. However, upon NTH's notice to EUNI that it intends to exercise the VP Warrant (described below), NTH may, in its sole discretion, pay the NTH Exercise Price (as defined below) (i) in cash or (ii) by forgiving the outstanding principal amount of the VP Loan in the event the VP Loan is outstanding on the date thereof. In the latter case, EUNI shall be obligated to pay to NTH interest accrued through the date of such exercise.

(d)  In consideration of the VP Loan, EUNI shall issue to NTH a warrant (the
"VP Warrant") to purchase that number of shares equal to the VP Option Shares at an exercise price of $1.675 per share (the "NTH Exercise Price"), which shall be exercisable by NTH at any time or from time to time after the issuance of the VP Warrant and up to and including 5:00 p.m. (local time) on the second anniversary of the issuance of the VP Warrant.

(e) The VP Warrant will provide customary price protection and standard weighted average anti-dilution protection for the shares of Common Stock underlying the VP Warrant and for the exercise price in connection with mergers, reorganizations, consolidations, stock splits, stock dividends, combinations, recapitalizations, reclassifications, certain distributions of cash, securities or property and sales of stock for a price below the exercise price of the VP Warrant or other similar events.

(f) NTH and EUNI agree that NTH shall be granted registration rights with respect to the shares of Common Stock underlying the VP Warrant, which rights shall be no less favorable than the registration rights that EUNI has granted or agreed to grant to VP LLC, in substantially the form attached hereto as
Schedule 1.

5.  Subscriber Acquisition Agreement
    --------------------------------

In further consideration of the Loans provided by NTH, EUNI agrees to enter into the New Subscriber Acquisition Agreement, which agreement will supercede and preempt the Subscriber Acquisition Agreement between NTH and EUNI, dated as of August 16, 2000. The term of the New Subscriber Acquisition Agreement shall be five years, however, NTH shall have the right to terminate the New Subscriber Acquisition Agreement upon ten days' advance written notice to EUNI. The New Subscriber Acquisition Agreement shall provide that NTH will pay to EUNI $1.00 per subscriber name (the "Subscriber Fee") EUNI delivers to NTH for its Infobeat and Emazing services in accordance with the Subscriber Acquisition Agreement. During the term of the Note, NTH will have the right, but not the obligation, to deduct from the Subscriber Fee and any other amounts owed to EUNI under the New Subscriber Acquisition Agreement the amount of $0.35 per subscriber delivered to NTH, and to apply such $0.35 per subscriber to payment of the outstanding principal amount or interest under the Note. In addition, NTH and EUNI agree that NTH will deduct from the Subscriber Fee and any other amounts owed to EUNI under the New Subscriber Acquisition Agreement the amount of $0.20 per subscriber delivered to NTH in exchange for EUNI receiving marketing and consulting services from NTH, the receipt of which is hereby acknowledged.

6.  Advertising Agreement
    ---------------------

In further consideration of the Loans provided by NTH, EUNI agrees to provide NTH and any of its affiliates or the affiliates of Sony Music Entertainment Inc., with advertising space (the "Advertising") on its website, "euniverse.com," or any other web site operated and managed by EUNI (the "Web Sites") at no additional charge. The Advertising shall consist of not less than 40 million "buttons" and 20 million "banners," each per month, for a period commencing on the Closing Date and ending six months thereafter. NTH and such affiliates shall have the right to resell the Advertising so long as such transactions are not granted to third parties at a rate which is more favorable than similar sales made by EUNI.

7.  Conditions  The intentions of the parties, and their obligations to complete
    ----------
the Transactions, are conditioned upon the satisfaction of the following additional terms prior to Closing:

(a) The parties shall have negotiated, executed, and delivered such definitive agreements as they mutually deem necessary to carry out the terms of this Letter of Intent and effectuate the Transactions, such documents to be in form and substance satisfactory to both parties and containing customary representations, warranties, covenants and indemnities by the parties (subject to the specific provisions of this Letter of Intent).

(b) NTH shall have completed a financial, legal, technical, and corporate "due diligence" investigation of EUNI and its operations, and shall have received (or, in its sole discretion, shall have waived in writing the receipt of) reports satisfactory to NTH from its accountants, legal advisers, technical advisors and its corporate staff with respect thereto. In this regard, EUNI will afford NTH and its representatives during normal business hours full and free access to EUNI's books and records, as well as all technical documents and systems, so that NTH may have full opportunity to make such review, examination, and audit as it deems necessary.

(c) The parties shall have obtained any required government or third party approvals to the Transactions or any of them.

(d) THE DEFINITIVE AGREEMENTS IMPLEMENTING THIS LETTER OF INTENT ARE EXPRESSLY SUBJECT TO THE WRITTEN APPROVAL OF THE SENIOR MANAGEMENT OF NTH AND SONY MUSIC ENTERTAINMENT INC. AND OF THEIR RESPECTIVE BOARDS OF DIRECTORS.

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8.   Representations and Warranties
     ------------------------------

(a) NTH hereby represents and warrants that it has the right and power to enter into and fully perform under this Letter of Intent; NTH shall at all times indemnify and hold harmless EUNI from and against any claims, dangers, or liabilities (including reasonable costs and expenses) arising out of any breach of the representations and warranties specified in this paragraph 8(a).

(b) EUNI hereby represents and warrants that (i) it has the right and power to enter into and fully perform under this Letter of Intent; and (ii) it will not, prior to the expiration of the Non-Solicitation Period (as defined below), sell, assign, or otherwise grant, to any person or entity any right or interest which would adversely affect the rights granted to NTH hereunder (including without limitation the disposition, impairment of the value, or encumbrance of any of the assets of EUNI) without the prior written approval of NTH. EUNI shall at all times indemnify and hold harmless NTH from and against any claims, dangers, or liabilities (including reasonable costs and expenses) arising out of any breach of the representations and warranties specified in this paragraph 8(b).

9.   Non-Solicitation. The parties agree that commencing on the date hereof and
     ----------------
ending two weeks after the Closing Date (the "Non-Solicitation Period"), EUNI will not and will not authorize any officer, director or affiliate or any other person on its behalf to, directly or indirectly, solicit, initiate, entertain or encourage (including by way of furnishing information), any offer or proposal from any party concerning a broader strategic relationship (a "Third Party Proposal"); provided, however, that nothing in this paragraph 9 shall preclude the board of directors of EUNI, pursuant to its fiduciary duties under applicable law, from entering into, or causing its officers from entering into negotiations with or furnishing information to a third party which has initiated contact with it, from passing on to its shareholders information regarding a Third Party Proposal or from otherwise fulfilling such fiduciary duties. EUNI agrees to promptly notify NTH in writing of any such Third Party Proposal. Furthermore, the parties agree that within 45 days after the expiration of the Non-Solicitation Period (unless mutually extended by the parties), the parties will commence good-faith negotiations with respect to entering into a broader strategic relationship (such agreement(s) to be on reasonable financial terms consistent with similar agreements between NTH and other parties); provided, however, that EUNI is not restricted in soliciting, initiating, entertaining or encouraging a Third Party Proposal during such 45-day period as long as such Third Party Proposal is made by a venture capital firm, financial institution or other similar type of institutional financial investor entity and is not (i) strategic in nature, and (ii) an equity financing for the benefit of EUNI or its shareholders in an amount equal to or greater than $5,000,000; provided, further, that EUNI shall provide NTH with three days' prior written notice to EUNI's response to such Third Party Proposal to afford NTH the opportunity to match such Third Party Proposal.

10.  Publicity; Confidentiality  All publicity relating to the Transactions
     --------------------------
shall be subject to the mutual approval of the parties and, except as otherwise may be required by applicable law, no public announcement or disclosure of the terms or existence of this Letter of Intent or the Transactions shall be made by either party (or any of its affiliates or representatives) without the prior written consent of the other. To the extent either party is required by applicable law to disclose publicly or to make any public announcement of the terms or existence of this Letter of Intent or the Transactions, such party shall, to the extent possible within the applicable time constraints, give the other party reasonable, actual prior notice of such disclosure and use best efforts to agree with the other party on the form of such disclosure.

11.  Fees and Expenses  EUNI agrees that it will pay the costs and expenses of
     -----------------
the parties (including legal and accounting fees) in connection with this Letter of Intent and the Transactions. Neither party has incurred and neither party will incur any liability for finder's, brokerage, agent's, advisory or similar fees or commissions in connection with the Transactions.

12.  Miscellaneous
     -------------

(a) The parties agree that, promptly after EUNI countersigns this Letter of Intent, NTH will instruct its counsel to prepare the first draft of proposed definitive written agreements for the Transactions, which EUNI acknowledges will contain the terms described herein, and such representations and warranties, and other terms as are customary for transactions of this type.

(b) All notices under this Letter of Intent shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address first listed above or at a substitute address designated by notice by the party concerned. Each notice to NTH shall be addressed for the attention of its President, a copy of each notice to NTH shall be sent simultaneously to both the Sony Music Entertainment Inc. Senior Vice President, Business Affairs & Administration, and the Sony Music Entertainment Inc. Law Department for the attention of Sony's Senior Vice President and General Counsel. Notices shall be deemed given when mailed or, if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt.

(c) This Letter of Intent contains the entire understanding of the parties relating to its subject matter. No change or termination of this Letter of Intent shall be binding upon either party unless it is made by an instrument signed by an authorized officer of such party. A waiver by either party of any provision of this Letter of Intent in any instance shall not be deemed a waiver of such provision, or any other provision hereof, as to any future instance or occurrence. All remedies, rights, undertakings, and obligations contained in this Letter of Intent shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, or obligation of either party. The captions of the paragraphs in this Letter of Intent are included for convenience only and shall not affect the interpretation of any provision.

(d) NTH may assign NTH's rights under this Letter of Intent or any definitive agreement in whole or in part to any of its affiliates or the affiliates of Sony Music Entertainment Inc., and such rights may be similarly assigned by such assignee. No such assignment shall relieve NTH of any of NTH's obligations hereunder. EUNI shall not have the right to assign this Letter of Intent or any definitive agreement without NTH's prior written consent. Any purported assignment by either party in violation of this subparagraph 12(d) shall be void.

(e) If any part of this Letter of Intent, or the application thereof to any party, shall be adjudged by a court of competent jurisdiction to be invalid, such judgment shall not affect the remainder of this Letter of Intent, which shall continue in full force and effect, or the application of this Letter of Intent to the remaining parties.

(f) The provisions of this Letter of Intent are not for the benefit of any other person other than the parties hereto, and no third party shall obtain any rights under this Letter of Intent or by reason of this Letter of Intent.

(g) THIS LETTER OF INTENT HAS BEEN ENTERED INTO IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION AND LEGAL EFFECT OF THIS LETTER OF INTENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES UNDER NEW YORK LAW).

(h) This Letter of Intent may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute on instrument.

If this Letter of Intent accurately reflects your intentions, please so confirm by signing and returning the enclosed copies of this Letter of Intent.

                                    Very truly yours,

                                    NEW TECHNOLOGY HOLDINGS INC.,
                                    a subsidiary of Sony Music
                                    Entertainment Inc.


                                    By: /s/ Mark Eisenberg
                                        __________________________
ACCEPTED AND AGREED:

EUNIVERSE, INC


By: /s/ Brad Greenspan
    ___________________________

                         New Technology Holdings Inc.
                               550 Madison Avenue
                            New York, New York 10022


August 28, 2000


eUniverse, Inc.
101 North Plains Industrial Road
Wallingford, Connecticut 06492

Gentlemen:

Reference is made to the letter dated August 22, 2000 between New Technology Holdings Inc. ("NTH"), a subsidiary of Sony Music Entertainment Inc., and eUniverse, Inc. (the "Letter").

NTH hereby agrees that the reference made to August 28, 2000 in the first paragraph of the Letter shall be amended to September 1, 2000, so that, the binding obligations of NTH and eUniverse shall terminate on such later date, unless otherwise agreed to by the parties. All other terms of the Letter will remain in full force and effect.

Very truly yours,

NEW TECHNOLOGY HOLDINGS INC.


By: /s/ Mark Eisenberg
    __________________



Accepted and Agreed:


EUNIVERSE, INC.



By: /s/ Brad Greenspan
    __________________

                         New Technology Holdings Inc.
                               550 Madison Avenue
                            New York, New York 10022


September 1, 2000


eUniverse, Inc.
101 North Plains Industrial Road
Wallingford, Connecticut 06492

Gentlemen:

Reference is made to the letter dated August 22, 2000 between New Technology Holdings Inc. ("NTH"), a subsidiary of Sony Music Entertainment Inc., and eUniverse, Inc., as amended on August 28, 2000 (the "Letter").

NTH hereby agrees that the reference made to September 1, 2000 in the first paragraph of the Letter shall be amended to September 6, 2000, so that, the binding obligations of NTH and eUniverse shall terminate on such later date, unless otherwise agreed to by the parties. All other terms of the Letter will remain in full force and effect.

Very truly yours,

NEW TECHNOLOGY HOLDINGS INC.


By: /s/ Mark Eisenberg
    __________________



Accepted and Agreed:


EUNIVERSE, INC.



By: /s/ Brad Greenspan
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